Exhibit 99.1

Tyrone Michael Jordan Appointed to FuelCell Energy’s Board of Directors

Automotive and aerospace industry executive with deep expertise in advanced manufacturing systems, scaling manufacturing, and technology

DANBURY, Conn., April 29, 2024 (GLOBE NEWSWIRE) -- FuelCell Energy, Inc. (Nasdaq: FCEL), FuelCell Energy, Inc., announced that Tyrone Michael (“TJ”) Jordan has joined its board of directors.

Jordan’s extensive experience in operations, advanced manufacturing, commercialization, and global leadership will be a significant asset to the company’s board at a key time during the company’s ongoing growth efforts.

As the former President and Chief Operating Officer at DURA Automotive Systems, Jordan led strategic growth and operational initiatives across a global enterprise, demonstrating his ability to drive operational excellence and adapt to rapidly evolving commercial and technological advancements. Jordan spent more than two decades at General Motors, where he held various senior executive roles, including Global Executive Vice President of Operations & Customer Experience, Engineering, and New Vehicle Technologies. His international experience in Brazil, Mexico, and China, along with leadership roles in Korea, Argentina, and Europe, has equipped him with a global perspective across the industrial sector.

Jordan also served as Senior Vice President, Global Operations and Supply Chain, Aerospace Systems at United Technologies Corporation (UTC), where he was responsible for global operating and technology locations. His leadership was instrumental in the global integration of Goodrich into UTC.

FuelCell Energy CEO and President Jason Few said, “TJ brings a wealth of knowledge and experience to FuelCell Energy. His expertise in advanced manufacturing, engineering, product development, scaling manufacturing, and supply chain management will be invaluable as we continue to innovate and develop our cutting-edge products for customers around the world.”

Natica von Althann, member of the FuelCell Energy Board of Directors and Chair of its Environmental, Social, Governance and Nominating committee, commented, “FuelCell Energy is committed to providing advanced, sustainable solutions to meet growing demand for zero to low carbon energy delivery and decarbonization. TJ’s addition to the board is a testament to the company’s dedication to deepening the FuelCell Energy Board of Directors’ operational skill-base as the company scales globally.”

Jordan also serves on the Board of Directors at Oshkosh Corporation (NYSE: OSK), Axalta Coating Systems (NYSE: AXTA), and TPI Composites, Inc. (NASDAQ: TPIC), adding to the

Exhibit 99.1

manufacturing and manufacturing scale up experience he brings to the FuelCell Energy Board of Directors.

About FuelCell Energy
FuelCell Energy, Inc. is a global leader in sustainable clean energy technologies that address some of the world’s most critical challenges around energy, safety, and global urbanization. It collectively holds 531 fuel cell technology patents in the United States and globally. As a leading global manufacturer of proprietary fuel cell technology platforms, FuelCell Energy is uniquely positioned to serve customers including businesses, utilities, governments, and municipalities with sustainable products and solutions. The company’s solutions are designed to enable a world empowered by clean energy, enhancing the quality of life for people around the globe. Learn more at fuelcellenergy.com.

Source: FuelCell Energy

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